UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 26, 2010 (Date of earliest event reported: January 20, 2010)

OSTEOLOGIX, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-112754	32-0104570
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4415 Cox Road, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 747-6027

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 –Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 below is incorporated herein by reference.

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2010, the Board of Directors (the “Board”) of Osteologix, Inc. (the “Company”), based upon the approval and recommendation of the Board’s Compensation Committee (the “Committee”), approved an increase to Phillip J. Young’s maximum potential annual performance bonus for the fiscal year ended December 31, 2010 to 50% of Mr. Young’s 2010 base salary, which base salary was increased by the Board to $390,000.

Second, the Board, based upon the approval and recommendation of the Committee, granted an incentive stock option to Mr. Young exercisable for 250,000 shares of the Company’s common stock (“Common Stock”) under the Company’s 2006 Equity Incentive Plan (the “Plan”) and pursuant to the standard form of Stock Option Agreement under the Plan (“Standard Stock Option Agreement”), which form was filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-KSB filed by the Company with the Securities and Exchange Commission on March 27, 2007. The option granted to Mr. Young has a term of 10 years and a vesting commencement date of January 1, 2010. The shares of Common Stock subject to such option will vest as to 1/48th of the shares on a monthly basis such that the option is 100% vested as of January 1, 2014, assuming that Mr. Young continues to remain an employee of the Company. The exercise price per share of Mr. Young’s option is $0.71 per share, the closing sales price of the Company’s Common Stock on the OTC Bulletin Board on the last business day before the grant.

Third, the Board, based upon the approval and recommendation of the Committee, granted a stock option to John M. Barberich, a non-employee director who joined the Board on December 29, 2009 and was appointed Chairman of the Board on the same date, exercisable for 100,000 shares of the Common Stock under the Plan and pursuant to the Standard Stock Option Agreement. The option granted to Mr. Barberich has a term of 10 years and a vesting commencement date of December 29, 2009. The shares of Common Stock subject to such option will vest as to 1/48th of the shares on a monthly basis such that the option is 100% vested as of December 29, 2013, assuming that Mr. Barberich continues to remain in service to the Company. The exercise price per share of Mr. Barberich’s option is $0.71 per share, the closing sales price of the Company’s Common Stock on the OTC Bulletin Board on the last business day before the grant.

Fourth, the Board, based upon the approval and recommendation of the Committee, granted a stock option to certain of the Company’s non-employee directors (Jeremy C. Cook, Klaus Eldrup-Jorgensen and Bobby W. Sandage, Jr.) under the Plan and pursuant to the Standard Stock Option Agreement. Each option is exercisable for 40,000 shares of Common Stock. Each of these options has a term of 10 years and a vesting commencement date of January 1, 2010. The shares of Common Stock subject to each option will vest as to 1/48th of the shares on a monthly basis such that the options are 100% vested as of January 1, 2014, assuming such directors continue to remain in service to the Company. The exercise price per share for each option is $0.71 per share, the closing sales price of the Company’s Common Stock on the OTC Bulletin Board on the last business day before the grant.

Fifth, the Board, based upon the approval and recommendation of the Committee, adopted a policy whereby each new non-employee members of the Board will automatically receive an option exercisable for 100,000 shares of Common Stock under the Plan upon commencement of such director’s service on the Board, with an exercise price equal to the closing price of the Company’s Common Stock on the last business day before the date of grant, and that each such option shall have a term of 10 years and the shares of Common Stock subject to such option shall vest at as to 1/48th of the shares on a monthly basis commencing on the date of grant and continuing so long as such director continues to serve as a member on the Board.

Finally, the Board appointed John M. Barberich as the Chairman of the Audit Committee and as a member of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OSTEOLOGIX, INC.

By: /s/ Phillip J. Young
Phillip J. Young
Chief Executive Officer

Date: January 26, 2010